Exhibit 99.1

CONSENT OF MACQUARIE CAPITAL (USA) INC.

The Board of Directors

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

We hereby consent to the inclusion of our opinion letter, dated October 20, 2010, to the Board of Directors of C&D Technologies, Inc. (the “Company”) included as Exhibit D, and to the references thereto under the caption “The Restructuring— Opinion of the Financial Advisor to the Board of Directors” in the prospectus relating to the proposed exchange offer of up to 503,078,979 shares of common stock, par value $0.01 per share, (the “Common Stock”) in exchange for any and all of its outstanding 5.25% Convertible Senior Notes due 2025 and 5.50% Convertible Senior Notes due 2026 (such offer, as it may be amended, supplemented or extended, the “Exchange Offer”), which prospectus forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MACQUARIE CAPITAL (USA) INC.

New York, New York

October 20, 2010